EXHIBIT 10.2
SECOND AMENDMENT
TO
LOAN AND SECURITY AGREEMENT
     This Second Amendment to Loan and Security Agreement (this “Amendment”) is made as of October 30, 2007, by and among ABT HOLDING COMPANY (formerly ATHERSYS, INC.), a Delaware corporation (“ABTH”), ADVANCED BIOTHERAPEUTICS, INC., a Delaware corporation (“ABI,” and collectively with ABTH, the “Borrowers”), and VENTURE LENDING & LEASING IV, INC. (“VLL4”), and COSTELLA KIRSCH IV, L.P. (“CK,” and collectively with VLL4, the “Lenders”).
     A. Borrowers and Lenders are parties to that certain Loan and Security Agreement dated as of November 2, 2004 (the “Loan and Security Agreement”), together with a Supplement (the “Supplement”) thereto of even date therewith, as amended by an Amendment to Loan and Security Agreement dated as of September 29, 2006 (as the same have been and may be amended from time to time, referred to together as the “Loan Agreement”).
     B. Athersys, Inc. (formerly BTHC VI, Inc.), a Delaware corporation (“New Athersys”), entered into a Guaranty Agreement with Lenders on June 12, 2007.
     C. Borrower and Lenders desire to amend the Loan Agreement on the terms and subject to the conditions set forth herein.
     D. Except where the context otherwise requires, or unless this Amendment otherwise provides, all capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to them in Article 11 of the Loan and Security Agreement and in the Supplement.
     NOW, THEREFORE, in consideration of the mutual obligations in this Amendment and the Loan Agreement, and for other good consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
     1. Amendments to Supplement. Section 10 of Part 2 of the Supplement is hereby amended and restated in its entirety as follows:
          10. Milestone Payments; Payments due upon Cumulative Equity Financing Event.
               (a) Milestone Payments. Upon the occurrence and simultaneous with the closing of the Milestone Event, Borrowers shall be obligated to pay and shall tender to each Lender its Pro Rata Share of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (each, a “Milestone Payment”). Each Milestone Payment shall be tendered to Lenders in cash.
               (b) Cumulative Equity Financing Payments. After the date

of this Amendment and such time as New Athersys has received cumulative gross proceeds of at least Five Million Dollars ($5,000,000) (the “Cumulative Equity Financing Threshold”) from the offer and sale of shares of New Athersys’ equity securities (including equity securities and convertible debt securities, but excluding stock issued upon exercise of any rights, warrants, options, or other exercisable securities, stock issued upon conversion of convertible securities, and the issuance of warrants or options to purchase equity securities) to one or more financial or strategic investors (each such transaction being a “Cumulative Equity Financing Event”), Borrowers shall be obligated to pay and shall tender to each Lender its Pro Rata Share of an amount equal to ten percent (10%) of the amount(s) New Athersys receives from each such Cumulative Equity Financing Event that occurs after the Cumulative Equity Financing Threshold has been achieved (each, a “Cumulative Equity Financing Payment”). Each Cumulative Equity Financing Payment shall be tendered to Lenders in cash, except that ABTH may (subject to the 25% limitation in the proviso below) elect, by written notice to Lenders at least 10 days prior to the closing of a Cumulative Equity Financing Event, to tender to each Lender in lieu of cash that number of shares of common stock of New Athersys having an aggregate value based on the per share offering price of New Athersys’ common stock in the Cumulative Equity Financing Event equal to the amount of the applicable Cumulative Equity Financing Payment (in which case such shares shall be tendered no later than five days after the effective date of the Cumulative Equity Financing Event, and such shares shall be subject to no transfer restrictions (other than those imposed by federal and state securities laws, except for any customary lock-up agreement that has also been executed by executive officers of New Athersys and holders of 1% or more of New Athersys’ common stock, not to exceed 180 days after the effective date of the Cumulative Equity Financing Event (unless such period is extended to enable the underwriters to comply with NASD Rule 2711(f)); provided, however, that notwithstanding such election by ABTH, at least twenty-five percent (25%) of each Cumulative Equity Financing Payment shall be paid by Borrowers in the form of cash. Borrowers and Lenders acknowledge and agree that: (i) Lenders shall not be entitled to receive any payments pursuant to this Section 10(b) until after such time as the Cumulative Equity Financing Threshold has been achieved; and (ii) if any portion of the proceeds New Athersys receives in a Cumulative Equity Financing Event is intended by the investor(s) and New Athersys to be used by Borrowers for a Collaboration Activity (hereinafter defined), then such portion of the proceeds shall not be included in calculating the amount to which Lenders are entitled to receive pursuant to this Section 10(b). As used herein, “Collaboration Activity” means, individually and collectively, research, technology development and validation, clinical studies, manufacturing, market planning, commercialization, product promotion, sales and related activities directly related to a defined business arrangement between Borrowers and a strategic investor
               (c) Effect of Payments. Any payments Lenders actually

receive pursuant to Section 10(b) shall reduce on a dollar-for-dollar basis the payments to which Lenders are entitled to receive pursuant to Section 10(a). By way of illustration only, and for the avoidance of doubt as to the manner in which any payments to which Lenders are entitled to receive pursuant to Section 10(a) and Section 10(b) shall be calculated, the parties have set forth on Exhibit “A” to this Amendment examples of the application of the provisions of this Section 10. For the further avoidance of doubt, Lenders shall receive no more than $2,250,000 in total, aggregate payments pursuant to Sections 10(a) and 10(b).
               (d) Survival. The Lenders’ right to receive payments pursuant to Section 10(a) and Section 10(b) above shall survive the payment and satisfaction of all of Borrowers’ other Obligations to Agent and Lenders; provided, however, that after such other Obligations have been paid and satisfied in accordance with Section 8.9 of the Loan and Security Agreement, the security interest granted under Section 2.16(a) thereof shall terminate and all rights to the Collateral shall revert to Borrowers. After such termination, Lenders rights to receive payments pursuant to Section 10(a) and Section 10(b) shall constitute unsecured obligations of Borrowers.
     2. Effectiveness of Amendment; Continued Effect of Original Agreement.
          2.1 Continued Effect of Original Agreement. All provisions of the Loan Agreement and other Loan Documents, except as modified by this Amendment, shall remain in full force and effect. This Amendment shall not operate as a waiver of any condition or obligation imposed on the parties under the Loan Agreement.
          2.2 Interpretation of Amendment. In the event of any conflict, inconsistency, or incongruity between any provision of this Amendment and any provision of the Loan Documents, the provisions of this Amendment shall govern and control.
          2.3 Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of Lenders:
          (a) This Amendment shall have been duly executed and delivered by the respective parties hereto and, shall be in full force and effect and shall be in form and substance reasonably satisfactory to Lenders.
          (b) All action on the part of Borrowers necessary for the valid execution, delivery and performance by Borrowers of this Amendment shall have been duly and effectively taken and evidence thereof shall have been provided to Agent or any Lender following its request.
          2.4 Borrowers’ Representations. Each Borrower hereby represents and warrants to Lenders that: such Borrower has full corporate power and authority to execute and deliver this Amendment and to perform the obligations of its part to be performed hereunder and under the Loan Agreement as amended hereby; such Borrower has taken all necessary action, corporate or otherwise, to authorize the execution and delivery of this Amendment; no consent or approval of any person, no waiver of any lien or similar right, and no consent, license, approval or authorization of any governmental authority or agency is or will be required in connection with the execution or delivery by such Borrower of this Amendment or the performance by such Borrower of the Loan Documents as amended hereby; and this Amendment and the Loan Documents as amended hereby are, or upon delivery thereof to Lenders will be, the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.
     3. Miscellaneous.
          3.1 Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.
          3.2 Governing Law. This Amendment shall be governed by and construed under the internal laws of the State of California.
          3.3 Amendments and Waivers. Any term of this Amendment may be amended and the observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Borrowers and Lenders.
          3.4 Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
          3.5 Entire Agreement. This Amendment and the Loan Documents and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
          3.6 Fees and Costs. All reasonable legal fees and costs incurred by Lenders in connection with the preparation, negotiation and execution of this Amendment shall be reimbursed by Borrowers on demand.
          5.7 Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.
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[Signature Page to Second Amendment to Loan Agreement]
     IN WITNESS WHEREOF, the parties have caused this Second Amendment to Loan and Security Agreement to be duly executed as of the date and year first written above.

BORROWERS: ABT HOLDING COMPANY
By:	/s/ Gil Van Bokkelen
Name: Gil Van Bokkelen
Title: Chief Executive Officer

ADVANCED BIOTHERAPEUTICS, INC.
By:	/s/ William O. Lehmann, Jr.
Name: William O. Lehmann, Jr.
Title: President

LENDERS: VENTURE LENDING & LEASING IV, INC., as a Lender and in its capacity as Agent
By:	/s/ Jay L. Cohan
Name: Jay L. Cohan
Title: Vice President

COSTELLA KIRSCH IV, L.P., as a Lender
By:	/s/ William Kirsch
Name: William Kirsch
Title: General Partner

ACKNOWLEDGED BY, AS GUARANTOR: ATHERSYS, INC.
By:	/s/ Gil Van Bokkelen
Name: Gil Van Bokkelen
Title: Chief Executive Officer

Exhibit “A”
Illustrations of Payments to be made to Lenders pursuant to Section 10 of Part 2 of the Supplement
Example A:
After the Cumulative Equity Financing Threshold has been satisfied, Company X invests $10,000,000 in New Athersys by purchasing convertible subordinated notes (this transaction constitutes a “Cumulative Equity Financing Event” for purposes of Section 10(b) of Part 2 of the Supplement1). New Athersys agrees with Company X to fund all pre-clinical and manufacturing activity to get to the phase I trial, which constitutes a Collaboration Activity. New Athersys develops a budget with Company X regarding these efforts, with estimated costs of approximately $5,000,000. There is no requirement that the other $5,000,000 be used in connection with such Collaboration Activity, i.e. New Athersys can use the proceeds for any corporate purpose even if this purpose is outside of collaboration. For purposes of Section 10(b), the amount to which Lenders are entitled to receive is calculated as follows:
$10,000,000 — $5,000,000 (to be used for Collaboration Activity) = $5,000,000;
$5,000,000 * 10% = $500,000, which represents the aggregate amount payable by Borrowers to Lenders pursuant to Section 10(b); and
such amount, i.e., $500,000, would offset the Milestone Payment (due under Section 10(a)), and result in remaining Milestone Payment being reduced to $1,750,000 ($2,250,000 (due pursuant to Section 10(a)) minus $500,000 (paid pursuant to Section 10(b)).
Example B:
After the Cumulative Equity Financing Threshold has been satisfied, New Athersys consummates a transaction in which they receive an equity investment in the amount of $10,000,000, plus an additional $5,000,000 of sponsored research to fund a Collaborative Activity. The $10,000,000 portion of such investment would be used to calculate the amount due to Lenders under Section 10(b) as follows:
$10,000,000 * 10% = $1,000,000, which represents the aggregate amount payable by Borrowers to Lenders pursuant to Section 10(b); and

[1]	All references to “Sections” in this Exhibit A refer to Section 10 of Part 2 of the Supplement.

such amount, i.e., $1,000,000, would offset the Milestone Payment (due under Section 10(a)), and result in remaining Milestone Payment being reduced to $1,250,000 ($2,250,000 (due pursuant to Section 10(a)) minus $1,000,000 (paid pursuant to Section 10(b)).
Example C:
If a strategic investor (e.g., GE Healthcare) made an investment in New Athersys calling it a “strategic investment,” but there was no bona fide Collaboration Activity intended in connection with such investment, the entire amount New Athersys received in this Cumulative Equity Financing Event would be included for purposes of calculating the amounts payable by Borrowers to Lenders under Section 10(b).

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